CODE OF ETHICS
                       ING Mutual Funds Management Co. LLC
                           ING Funds Distributor, Inc.
                            ING Fund Services Co. LLC
                         (collectively, "ING Entities")
                         ------------------------------

            This Code of Ethics (the "Code") establishes rules of conduct for persons who are associated with the ING Entities referred to above. The Code governs their personal investment and other investment-related activities.

            The basic rule is very simple: put the client's interests first. Officers, Directors and employees owe a fiduciary duty to, among others, the shareholders of each of the funds of the ING Funds Trust listed in Exhibit A (each a "Fund", and collectively, the "Funds"), to conduct their personal Securities (as defined herein) transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationships with the Funds. Persons covered by the Code must adhere to these general principles as well as comply with the Code's specific provisions.

            Some of the rules are imposed specifically by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, which includes, among other improper activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general concepts, of course, and over the years the courts, the regulators and investment advisers have issued interpretations and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and must follow procedures that will enable them to prevent such activities.

            This Code is intended to assist persons associated with the ING Entities in fulfilling their obligations under the law. The first part lays out who the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

            The Code is very important to the ING Entities and persons associated with the ING Entities. Violations may not only cause the ING Entities embarrassment, loss of business, legal restrictions, fines and other punishments but for persons governed by this Code, demotion, suspension, firing, ejection from the securities business and very large fines.

I.    Applicability
      -------------

      (A) The Code applies to each of the following:

            1. The ING Entities referred to at the top of page one of the Code.

            2. Any officer, director or employee of any of the ING Entities whose job regularly involves him in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for the Funds and the utilization of information about investment recommendations, decisions and trades. Due to the manner in which the ING Entities conduct their business, every employee should assume that he is subject to the Code unless the Compliance Officer specifies otherwise.

            3. Any natural person who controls any of the ING Entities, and who obtains information regarding the Funds' investment recommendations or decisions. However, a person whose control arises only as a result of his official position with such entity is excluded.

            4. Any director, officer, general partner or person performing a similar function for the ING Entities even if he has no knowledge of and is not involved in the investment process related to the Funds. The Code shall not apply to any director, officer, general partner or person performing a similar function if such individual is required to comply with another organization's code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended.


      (B)   Definitions
            -----------

            1. Access Persons. The persons described in items (A)2 and (A)3 above.

            2. Access Person Account. Includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Person and/or one or more members of an Access Person's immediate family have a substantial proportionate economic interest. Immediate family includes an Access Person's spouse and minor children living with the Access Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

                  As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Funds or the ING Entities and with respect to which no Access Person has, in the judgment of the Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.


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



            3.    Affiliates of the Funds.  The ING Entities.

            4. Associate Portfolio Managers. Access Persons who are engaged in securities research and analysis for designated Funds or are responsible for investment recommendations for designated Funds but who are not particularly responsible for investment decisions with respect to any Funds.

            5. Compliance Officer. The compliance officer of ING Mutual Funds Management Co. LLC or an affiliate.

            6. Covered Persons. The ING Entities, the Access Persons and the persons described in item (A)4 above.

            7. Portfolio Managers. Access Persons who are principally responsible for investment decisions with respect to any of the Funds.

            8. Security. Any financial instrument treated as a security for investment purposes and any related instrument such as futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term security does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, or shares of registered open-end investment companies.

II.   Restrictions on Personal Investing Activities
      ---------------------------------------------

      (A)   Fraudulent or Deceptive Practices
            ---------------------------------

            No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds:

                  (1) employ any device, scheme or artifice to defraud the Funds;

                  (2) make to the Funds any untrue statement of a material fact or omit to make to the Funds a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

                  (3) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Funds;

                  (4) engage in any manipulative practice with respect to the Funds;

                  (5) trade while in possession of material non-public information for personal or other investment accounts, or disclosing such information to others in or outside the ING Entities' who have no need for this information.

            It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.

      (B)   Basic Restriction on Investing Activities
            -----------------------------------------

            If a purchase or sale order is pending or under active consideration for any Fund, neither the same Security nor any related Security (such as an option, warrant or convertible security) may be bought or sold for any Access Person Account.

      (C)   Initial Public Offerings
            ------------------------

            No Security or related Security may be acquired in an initial public offering for any Portfolio Manager or Associate Portfolio Manager.

      (D)   Blackout Period
            ---------------

            No Security or related Security may be bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager during the period commencing seven (7) calendar days prior to and ending seven (7) calendar days after the purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any Fund with respect to which such person has been designated a Portfolio Manager or Associate Portfolio Manager.

      (E)   Exempt Transactions
            -------------------

            Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraphs (B) and (D) above without case by case preclearance under paragraph (G) below.

      (F)   Permitted Exceptions
            --------------------

            Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraphs B and D above if such purchases and sales comply with the preclearance requirements of paragraph (G) below:

            1.    Non-convertible fixed income Securities rated at least "A";

            2. Equity Securities of a class having a market capitalization in excess of $1 billion;

            3. Equity Securities of a class having a market capitalization in excess of $500 million if the transaction in question and the aggregate amount of such Securities and any related Securities purchased and sold for the Access Person Account in question during the preceding 60 days does not exceed $10,000 or 100 shares; and

            4.    Municipal Securities.

            In addition, the exercise of rights that were received pro rata with other security holders is exempt if the preclearance procedures are satisfied.

      (G)   Pre-Clearance of Personal Securities Transactions
            -------------------------------------------------

            No Security may be bought or sold for an Access Person Account unless (i) the Access Person obtains prior approval from the Compliance Officer or, in the absence of the Compliance Officer, from a designee of the Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and
            (iii) the Compliance Officer does not rescind such approval prior to execution of the transaction (See paragraph I below for details of the Pre-Clearance Process.)

      (H)   Private Placements
            ------------------

            The Compliance Officer will not approve purchases or sale of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund) and the Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Funds would have no foreseeable interest in investing in such Security.

      (I)   Pre-Clearance Process
            ---------------------

            1. No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Compliance Officer. The Compliance Officer shall review, confirmations from brokers to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

            2. No Securities may be purchased or sold for any Access Person Account other than through the trading desk designated by the Compliance Officer, unless express permission is granted by the Compliance Officer. Such permission may be granted only on the condition that the third party broker supply the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities transactions for such Access Person in the accounts maintained with such third party broker and copies of periodic statements for all such accounts.

            3. Detailed proposed transaction information must be completed and submitted to the Compliance Officer for approval prior to entry of an order.

            4. After reviewing the proposed trade and the level of potential investment interest on behalf of the Funds in the Security in question and the Funds restricted lists, the Compliance Officer shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Compliance Officer will generally approve transactions described in paragraph (F) above unless the Security in question or a related security is on the restricted list or the Compliance Officer believes for any other reason that the Access Person Account should not trade in such Security at such time.

            5. Once an Access Person's proposed transaction is approved, the transaction must be executed on the same day. If the Access Person's trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses although such trading order request may be resubmitted at a later date.

            6. In the absence of the Compliance Officer, an Access Person may submit his or her proposed transaction request to a designee of the Compliance Officer if the Compliance Officer in its sole discretion wishes to appoint one. Trading Approval for the Compliance Officer must be obtained from a designated supervisory person of the Compliance Officer.

            7. The Compliance Officer shall review all proposed transaction requests, all confirmations and statements, and annual disclosure certifications with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

III.  Other Investment-Related Restrictions
      -------------------------------------

      (A)   Gifts
            -----

            No Access Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of any Fund.

      (B)   Service As a Director
            ---------------------

            No Portfolio Manager or Assistant Portfolio Manager shall commence service on the Board of Directors of a publicly traded company or any company in which any Fund has an interest without prior authorization from the Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Funds.

IV.   Report and Additional Compliance Procedures
      -------------------------------------------

      (A) Every Covered Person must arrange to have duplicate confirmations and statements sent to the Compliance Officer with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit B) in the Security; provided, however, that:

            1. a Covered Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control; and

            2. a Covered Person need not make a report with respect to any transaction affected through the trading desk designated by the Compliance Officer.

            A Covered Person will be deemed to have complied with the requirements of this Article IV insofar as the Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

      (B) A Covered Person must submit the report required by this Article to the Compliance Officer no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

            1. The date of the transaction, the title and number of shares and the principal amount of each Security involved;

            2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            3.    The price at which the transaction was effected; and

            4. The name of the broker, dealer or bank with or through whom the transaction was effected.

      (C) Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect benefit ownership in the Security to which the report relates.

      (D) Upon commencement of employment with any of the ING Entities, each Access Person shall be required to disclose all current personal Securities holdings contained in any Access Person Account in which such Access Person has an interest.

      (E) Annually each Covered Person must certify on a report (the form of which is appended as Exhibit C) that he has read and understood the Code and recognizes that he is subject to such Code. In addition, annually each Covered Person must certify that he has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he is not subject to any regulatory disability.

      (F) At least annually (or quarterly in the case of Items 3 and 4 below), the ING Entities shall report to the Boards of Directors of the
            Funds:

            1. All existing procedures concerning Covered Persons' personal trading activities and reporting requirements and any procedural changes made during the past year;

            2. Any recommended changes to the ING Entities' Codes of Ethics or procedures;

            3. A summary of any violations of this Code which occurred during the past quarter and the nature of any remedial action taken; and

            4. Any exceptions to any provisions of this Code of Ethics as determined under Article VI below.

      (G) The Compliance Officer shall notify each employee of any ING Entity as to whether such person is considered to be an Access Person or Covered Person.

V.    Sanctions
      ---------

      Upon discovering that a Covered Person has not complied with the requirements of this Code, the Compliance Officer in consultation with the officers of the relevant ING Entity may impose whatever sanctions within its power the deemed appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Directors of any relevant Fund.

VI.   Exceptions
      ----------

      The Compliance Officer in consultation with the officers of the relevant ING Entity reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Officer and presented to the Board of Directors of any relevant Fund at its next scheduled meeting.

VII.  Preservation of Documents
      -------------------------

      This Code, a copy of each report by a Covered Person, any written report made hereunder by the Compliance Officer or ING Entities and lists of all persons required to make reports, shall be preserved with the records of the relevant Fund for a five year period in an easily accessible place.

VIII. Other Laws, Rules and Statements of Policy
      ------------------------------------------

      Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the ING Entities.

IX.   Further Information
      -------------------

      If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he should consult the Compliance Officer.

                                                                       Exhibit A
                                                                       ---------


                     List of Registered Investment Companies
                     ---------------------------------------
                            (as of February 28, 2000)

ING Money Market Fund                        ING Emerging Markets Equity Fund

ING U.S. Treasury Money Market Fund          ING European Equity Fund

ING Intermediate Bond Fund                   ING Tax Efficient Fund

ING High Yield Bond Fund                     ING Focus Fund

ING International Fixed Income Fund          ING Global Information Technology Fund

ING Mortgage Income Fund                     ING Global Real Estate Fund

ING National Tax-Exempt Bond Fund            ING Internet Fund

ING Large Cap Growth Fund                    ING Quality of Life Fund

ING Growth and Income Fund                   ING National Tax-Exempt Money Market Fund

ING Mid Cap Growth Fund                      ING Tax Efficient Equity Value Fund

ING Small Cap Growth Fund                    ING Global Communications Fund

ING Balanced Fund                            ING Internet Fund II

ING Global Brand Names Fund                  ING Stable Value Fund

ING International Equity Fund

                                                                       Exhibit B
                                                                       ---------


                              BENEFICIAL OWNERSHIP
                              --------------------


            For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entry in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

            Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

            Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercises a controlling influence over the purchase, sale or voting of such securities.

            A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

            A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                                                                       Exhibit C
                                                                       ---------




                     ANNUAL CERTIFICATION OF CODE OF ETHICS
                     --------------------------------------


      A. I (a Covered Person) hereby certify that I have read and understood the Code of Ethics, and recognize that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;

      B. Within the last ten years there have been no complaints or disciplinary actions filled against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

      C. I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

      D. I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.


            Print Name: __________________

            Signature:      __________________

            Date:       __________________